Exhibit 21
SUBSIDIARIES OF CAVCO INDUSTRIES, INC.
As of March 30, 2024

Subsidiary	Jurisdiction
Catskill-Valley Homes, LLC	Delaware
Cavco Exchange LLC	Delaware
Chariot Eagle, LLC	Florida
Commodore Homes, LLC	Delaware
CountryPlace Acceptance Corp.	Nevada
CountryPlace Acceptance GP, LLC	Texas
CountryPlace Acceptance LP, LLC	Delaware
CountryPlace Mortgage, Ltd.	Texas
CRG Holdings, LLC	Delaware
Deming Manufactured Homes, LLC	New Mexico
Destiny Homes, LLC	Delaware
Diamond Home Transport, LLC	Oklahoma
Elite Homebuilders, LLC	Indiana
Elliott Homes, LLC	Oklahoma
Elliott Manufactured Homes, Inc.	Oklahoma
Fairmont Homes, LLC	Delaware
Fleetwood Homes, Inc.	Delaware
Kesterson Retail, LLC	Texas
Lexington Homes, Inc.	Mississippi
MH Group, LLC	Oklahoma
Palm Harbor Homes, Inc.	Delaware
Palm Harbor Insurance Agency of Texas, Inc.	Texas
Palm Harbor Villages, Inc.	Delaware
Palm Harbor Villages Real Estate, LLC	Texas
R-Anell Housing Group, LLC	North Carolina
SH Acquisitions, LLC	Delaware
Solitaire de Mexico S. de R.L. de C.V.	Mexico
Solitaire Holdings, LLC	Oklahoma
Solitaire Homes, LLC	Texas
Solitaire Home Transport, L.P.	Texas
Solitaire Manufactured Homes, LLC	Oklahoma
Standard Casualty Company	Texas
Standard Insurance Agency, Inc.	Texas